Exhibit 5.5

April 20, 2012

Ian Scheinmann
Senior Vice President, Legal Affairs
Cenveo Corporation
201 Broad Street, 6th Floor
One Canterbury Green
Stamford, CT  06901

Re:           Registration Statement on Form S-4

Dear Mr. Scheinmann:

We have acted as special counsel to Discount Labels, LLC, an Indiana limited liability company (“Guarantor”), relating to the guarantee by the Guarantor of the Exchange Notes (as defined below).  The Guarantor is among several guarantors (such guarantors, including the Guarantor, the “Subsidiary Guarantors”) in connection with (i) the proposed issuance by Cenveo Corporation, a Delaware corporation (the “Company”), in the exchange offer (the “Exchange Offer”) of up to $225,000,000 aggregate principal amount of its 11½% Senior Notes due 2017 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like aggregate principal amount of the Company’s outstanding 11½% Senior Notes due 2017 (the “Original Notes”) issued pursuant to Rule 144A and Regulation S of the Securities Act and (ii) the full and unconditional guarantees of the Exchange Notes by Cenveo, Inc., a Colorado corporation (“Parent” and, together with the Company and the Subsidiary Guarantors, the “Issuers”), and the Subsidiary Guarantors.  We have examined the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) pursuant to the Securities Act.

The Exchange Offer is being made pursuant to the Registration Rights Agreement, dated as of March 28, 2012 (the “Registration Rights Agreement”), among the Issuers and the initial purchasers named therein.  The Registration Rights Agreement was executed in connection with the private placement of the Original Notes.

Ian Scheinmann
April 20, 2012
Page Two

The Original Notes were issued and the Exchange Notes will be issued pursuant to the Indenture, dated as of March 28, 2012 (the “Indenture”), among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”).

In our examination of the documents referred to below, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.  As to any facts relevant to the opinions expressed below we have, without independent verification or investigation, relied upon certificates, statements and representations of the Guarantor and its officers and other representatives, and of public officials.

In rendering the opinions set forth below, we have examined and relied on originals or copies of the following:

(a)           the Indenture;

(b)           the Registration Rights Agreement;

(c)           the Notation of Guaranty executed by the Guarantor with respect to the Exchange Notes (the “Guarantee”);

(d)           certified copies of (i) the Articles of Incorporation of Guarantor dated April 17, 1964, as amended by Articles of Amendment dated March 27, 1979, by Articles of Amendment dated February 7, 1994 and by Articles of Entity Conversion dated August 29, 2006 and (ii) the Limited Liability Company Agreement of Guarantor dated August 29, 2006;

(e)           a certified copy of the written consent of the sole member of the Guarantor relating to the adoption and approval of, among other things, the Transaction Documents (as defined below); and

(f)           Certificate of Existence of the Secretary of the State of Indiana of Guarantor as to certain factual matters, dated April 18, 2012 (the “Certificate of Existence”).

The documents described above in paragraphs (a) through (c) inclusive are referred to herein collectively as the “Transaction Documents.”

We have also examined such other limited liability company documents and records, and such other certificates, opinions and instruments, and have conducted such investigation, as we have deemed necessary as a basis for the opinions expressed below.

Ian Scheinmann
April 20, 2012
Page Three

In rendering our opinion in paragraph (1) below, we have relied solely upon the Certificate of Existence.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

(1)           Guarantor is a limited liability company duly organized and validly existing under and by virtue of the laws of the State of Indiana;

(2)           Guarantor has the limited liability company power to guarantee the Exchange Notes pursuant to the terms of the Indenture and to execute and deliver the Transaction Documents to which it is a party and perform its obligations thereunder; and

(3)           Guarantor has, by all necessary limited liability company action, duly authorized the execution, delivery and performance of the Guarantee.

We express no opinion as to, or the effect or applicability of, any law other than the Indiana Business Flexibility Act as in effect on the date hereof.

This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.  This opinion is given as of the date hereof, and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof that might alter the opinions contained herein.

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Ian Scheinmann
April 20, 2012
Page Four

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In rendering this opinion and giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,
Bose McKinney & Evans LLP
/s/ Bose McKinney & Evans LLP